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                                                                     EXHIBIT 2.3


                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


       This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT ("Second Amendment"), is made as of the 2nd day of January, 1997, by and among InterCoast Energy Company, a Delaware corporation, InterCoast Gas Services Company, a Delaware corporation and KCS Energy, Inc., a Delaware corporation.

                                  WITNESSETH:

       WHEREAS, the parties hereto have entered into that certain Stock Purchase Agreement dated as of November 14, 1996, as amended by the First Amendment thereto dated as of December 31, 1996 (the "Stock Purchase Agreement"); and

       WHEREAS, the parties desire to further amend the Stock Purchase Agreement, on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

              1. Except as otherwise set forth in this Second Amendment, defined terms used herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

              2.     The parties agree that, notwithstanding the provisions of
Section 1.3(a)(i) of the Stock Purchase Agreement to the contrary, the Purchaser shall pay (by wire transfer of immediately available funds to the bank or banks and to the account or accounts thereat which the Shareholders have previously specified by written notice to the Purchaser) to the Shareholders at the Closing an amount equal to the difference between (i) $210,015,000 (being the agreed upon amended cash portion of the Purchase Price), as adjusted by $619,037 in accordance with the provisions of Sections 9 and 10 of this Second Amendment (such adjusted cash portion of the Purchase Price being equal to $209,395,963) and (ii) $15,276,000 (the "Estimated Difference"), being the amount by which the parties have estimated in good faith that the Threshold Amount will exceed the amount of the Intercompany Payables immediately prior to the Reclassification as of the Closing Date; and
Section 1.6(g) of the Stock Purchase Agreement is hereby modified and amended to read in its entirety as follows:

              "(g)   Within ten days after the determination of the Final
       Closing Date Statement, the Shareholders shall pay to Purchaser the difference, if positive, between (i) the difference between the Threshold Amount and the Estimated Difference and (ii) the amount of Intercompany Payables on the Final Closing Date Statement, or Purchaser shall pay to the Shareholders the difference, if positive, between (x) the amount of Intercompany Payables on the Final Closing Date Statement and (y) the difference between the Threshold Amount and the





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       Estimated Difference, in either event with interest at the Agreed Rate
       (as hereinafter defined) on the amount of the payment for the period from the Closing Date to the date of payment."

The parties also agree that the sixth sentence of Section 1.6(b) is hereby modified and amended to insert the following phrase after the words "Interim Period" in clause (i) of such sentence: "which is includable in any consolidated, combined or unitary income tax return which includes the MEC Selling Group and the Companies and Subsidiary for the Interim Period".

              3. Section 3.13 of the Stock Purchase Agreement is hereby modified and amended to add a new clause (g) thereto which shall read in its entirety as follows:

              "(g)   Certain Environmental Matters.

                     (i) No Hydrocarbons have been stored in the underground storage tank referred to under item number 2 of Attachment I to the Environmental Liabilities Notice (as hereafter defined).

                     (ii) To the extent they constitute Environmental Liabilities, the defects referred to in the report by American Environmental Research Inc. dated May 3, 1993, that are referred to under item number 3 of Attachment I to the Environmental Liabilities Notice have been remediated.

                     (iii) To the extent they constitute Environmental Liabilities, the defects referred to in the report by American Environmental Research Inc. dated July 25, 1993, that are referred to under item number 5 of Attachment I to the Environmental Liabilities Notice have been remediated.

                     (iv) To the extent they constitute Environmental Liabilities, the defects referred to in the report by EDC Environmental Corporation dated December 1996, that are referred to as defects "d" and "e" of such report under item number 8 of Attachment I to the Environmental Liabilities Notice have been remediated and/or repaired.

                     (v) SPCC plans for each of the Properties listed under the following item numbers of Schedule B to the Environmental Liabilities Notice have been implemented: 1, 3 through 5, 7, 9, 11 through 17, and 19.

                     (vi) SPCC plans are not required with respect to Properties listed under item numbers 2 and 10 of Schedule B to the Environmental Liabilities Notice.





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                     (vii)  Copies of the SPCC plan and SARA Tier II reports
              referred to under item numbers 6 and 18 of Schedule B to the Environmental Liabilities Notice, respectively, are in existence and have been furnished to Purchaser.

                     (viii) The Property referred to under item number 8 of
              Schedule B to the Environmental Liabilities Notice has been sold."

              4. The last sentence of Section 9.2(b) of the Stock Purchase Agreement is hereby modified and amended to read in its entirety as follows:

       "The provisions of this Section 9.2(b) shall not apply to Losses or Environmental Liabilities referred to in clause (i) of Section 10.3."

              5. Clause (i) of Section 10.3 of the Stock Purchase Agreement is hereby modified and amended to read in its entirety as follows:

              (i) 90% of all Losses and Environmental Liabilities arising from or incurred in connection with the claim disclosed as item 17 on
       Schedule 3.8 or any of the facts, circumstances or conditions referred to in any of the following reports: 1) Environmental Site Assessment, Rancho San Francisco Lease, Newhall-Potrero Oil Field, Los Angeles, California by Smith-Gutcher & Associates, Inc. dated August 1993; 2) Environmental Lease Inspection by EDC Environmental Corporation dated December 1996; 3) Final Report, Phase II-Preliminary Site Investigation, Newhall-Potrero Field, Santa Clarita, California by Dames & Moore dated June 5, 1990; 4) Phase 1 Assessment, Rancho San Francisco Oil Lease, Near Newhall, California by Woodward-Clyde Consultants dated May 1, 1991; 5) Preliminary Groundwater Quality Investigation at the Former Gas Plant Site, The Rancho San Francisco Oil Lease, Newhall, California by Woodward-Clyde Consultants dated June 1991; or 6) Preliminary Risk Assessment and Development of Soil Target Cleanup Levels for a Former Gas Plant Site, Oryx Energy Company, Newhall, California by Woodward-Clyde Consultants dated February 14, 1991, in each case to the extent such reports relate to the Rancho San Francisco or Ferguson leases in Newhall, California (except for matters related to the Notice to Comply dated May 10, 1995 from South Coast Air Quality Management District ("SCAQMD") or the Facility Permit to Operate (I.D. No. 100844), as amended, issued by SCAQMD),"





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              6.     The last sentence of the introductory paragraph of Section
10.6 (immediately preceding Section 10.6(a)) is hereby modified and amended to read in its entirety as follows:

       "Shareholders' obligations with respect to Environmental Matters and Environmental Liabilities referred to in clause (i) of Section 10.3 shall be governed by Section 10.3 rather than this Section 10.6 except to the extent contemplated by Section 10.3."

              7. Subject to consummation of the Closing, Shareholders hereby release Purchaser from any liability with respect to and waive any rights Shareholders may have pursuant to the Stock Purchase Agreement or otherwise relating either to (i) the alleged breaches of representations, warranties and agreements described in the Shareholders' notice to Purchaser dated December 19, 1996 (the "Notice") or (ii) any other breaches of representations, warranties or agreements in the Stock Purchase Agreement that may be attributable directly or indirectly to the litigation described in the Notice or the settlement thereof.

              8. The letter agreement (the "Section 29 Agreement") dated October 17, 1996 among ICE, InterCoast Global Marketing, Inc. ("IGM") and Purchaser (which letter agreement relates to an option (the "Option") under an assignment (the "Assignment") executed in connection with a Purchase and Sale Agreement dated April 12, 1996 between IOG and IGM) is hereby terminated, and no party thereto shall have any liability or obligation to any other party arising out of or with respect to the Section 29 Agreement or arising out of the termination thereof. The termination of the Section 29 Agreement shall not affect the right of IOG to exercise the Option hereafter in accordance with its terms.

              9. Reference is made to the Title Defect Notice dated December 10, 1996, from Purchaser to Shareholders (the "December Title Defect Notice"). As of the date hereof, Purchaser has not given any other Title Defect Notice to Shareholders. This Section 9 shall constitute Shareholders' Response Notice with respect to all of the Title Defects asserted in the December Title Defect Notice. Shareholders and Purchaser hereby agree as follows:

              (i) The Title Defects asserted under each of item numbers 1, 12, 13, 21, 22 and 23 of the December Title Defect Notice have been resolved as to all Properties with respect to which Purchaser could assert such Title Defects and shall be deemed conclusively to be Permitted Encumbrances, and the Purchase Price shall not be reduced on account thereof.

              (ii) Without admitting the existence of such asserted Title Defects and/or agreeing with the Defect Amounts asserted with respect thereto, Shareholders elect to attempt to cure or resolve the Title Defects asserted under the following item numbers of the December Title Defect Notice: 2, 4, 5, 18, 19, 24 and 26.





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              (iii)  The parties agree that the Title Defects asserted under item number 11 of the December Title Defect Notice are not Title Defects as to all Properties with respect to which Purchaser could assert such Title Defects, subject to Purchaser's verification during the Cure Period that Shareholders have accurately determined that the payout referred to in such item 11 will not occur prior to January 1, 2001, in accordance with its terms, based on the Netherland, Sewell and Associates Inc. December 31, 1995 estimated total proved reserves for the interests acquired from SAS Exploration and applying IOG's "A96A" (acquisition escalated) price deck and with the actual initial December 31, 1995 payout balance which is estimated to be approximately $4,750,047.

              (iv) The Title Defects asserted under each of the following item numbers of the December Title Defect Notice have been resolved and shall be deemed conclusively to be Permitted Encumbrances, and the Purchase Price shall be reduced on account thereof by the amount set forth opposite such item number:


                           Item Number           Amount
                           -----------           ------
                                3                $11,560
                                6                  1,405
                                7                 32,828
                                8                  4,777
                                9                 13,235
                               10                  2,202
                               14                  2,532
                               15                 51,286
                               16                 14,229
                               17                  8,843
                               20                 78,987
                               28                  2,153
                                                --------
                           Total                $224,037
                                                ========





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
              (v) The Title Defects asserted under item number 25 of the December Title Defect Notice have been resolved and shall be deemed conclusively to be Permitted Encumbrances, and the Purchase Price shall not be reduced on account thereof. Shareholders agree to cause IGM to execute and deliver to Purchaser such instruments, in form reasonably acceptable to Shareholders and Purchaser, as Purchaser may reasonably request in order to further evidence IOG's presently existing security interest in the production from the wells referred to under such item number (the "Section 29 Production") and the revenues and proceeds attributable to such production. Shareholders shall use their best efforts to obtain all necessary consents from the required lenders to allow IGM to grant to IOG a security interest in the assets described on
       Schedule I hereto, provided, however, that Shareholders shall not be required to pay any consideration in connection with seeking such consents. Upon obtaining such consents, Shareholders shall cause IGM to execute and deliver such documents as are reasonably required to grant such security interest; provided, however, that IGM shall not be required to grant such security interest if the granting thereof would adversely affect income tax credits to be received by IGM on account of the Section 29 Production.

              (vi) Without admitting the existence of such asserted Title Defect and/or agreeing with the Defect Amount asserted with respect thereto, Shareholders elect to attempt to cure the Title Defect asserted under item number 27 of the December Title Defect Notice. In this regard, Purchaser agrees to put in place a nation-wide Bureau of Indian Affairs bond, but shall have no obligation to post any other type of bond.

              10. Reference is made to the Notification for Environmental Liabilities dated December 9, 1996, from Purchaser to Shareholders and the attachments and schedules thereto (the "Environmental Liabilities Notice"). As of the date hereof, Purchaser has not given any other notice of Environmental Liabilities to Shareholders. This Section 10 and Section 5 above resolve all Environmental Liabilities asserted in the Environmental Liabilities Notice. Shareholders and Purchaser hereby agree as follows:

              (i) Item number 1 of Attachment I to the Environmental Liabilities Notice is hereby withdrawn from the Environmental Liabilities Notice.

              (ii) The Environmental Liabilities asserted under item numbers 2, 9 and 10 of Attachment I to the Environmental Liabilities Notice and Schedules A and B to the Environmental Liabilities Notice have been resolved, and the Purchase Price shall not be reduced on account thereof.

              (iii) The Environmental Liabilities asserted under each of the following item numbers of Attachment I to the Environmental Liabilities Notice have been resolved, and the Purchase Price shall be reduced on account thereof by the amount set forth opposite such item number:





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
                          Item Number              Amount
                          -----------              ------
                               3                 $   7,500
                               4                   250,000
                               5                    15,000
                               6                    17,500
                               7                    30,000
                               8                    75,000
                                                  --------
                          Total                   $395,000
                                                  ========



              11. This Second Amendment shall be governed by and enforced in accordance with the internal laws of the State of Delaware.

              12. This Second Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              13. Except as expressly amended hereby, the Stock Purchase Agreement remains in full force and effect and the rights and obligations of the parties shall be as set forth therein.





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       IN WITNESS WHEREOF, the parties hereto have executed this SECOND
AMENDMENT as of the date first set forth above.


                                      InterCoast Energy Company,
                                      a Delaware corporation


                                      By:
                                         ---------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------


                                      InterCoast Gas Services Company,
                                      a Delaware corporation


                                      By:
                                         ---------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------


                                      KCS Energy, Inc.,
                                      a Delaware corporation


                                      By:
                                         ---------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------





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